TechnipFMC plc SC 13D/A

Exhibit 99.5

AMENDMENT N°1 TO THE SHARE PURCHASE AGREEMENT

BETWEEN THE UNDERSIGNED:

(1)	TechnipFMC plc, a public limited company formed under the laws of England and Wales (“Seller”); and
(2)	Bpifrance Participations SA, a société anonyme incorporated under the laws of the Republic of France (“Purchaser”).

Seller and Purchaser are each referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS:

A.	On January 7, 2021, the Parties entered into a share purchase agreement (the “Share Purchase Agreement”) relating to certain shares of Technip Energies B.V., a Dutch private limited liability company (“TEN”).
B.	The Distribution was completed on February 16, 2021.
C.	All the conditions set forth in Section 4 of the Share Purchase Agreement were satisfied (or waived by the relevant Party) on February 24, 2021 and Purchaser paid USD 200,000,000, as the Purchase Price, to Seller, in accordance with Section 1.1 of the Share Purchase Agreement.
D.	The number of Purchased Shares due from Seller to Purchaser being less than 11.82% of the number of TEN Shares outstanding as of the Distribution Date, Purchaser has the right to terminate the Share Purchase Agreement and, if Purchaser terminates the Share Purchase Agreement, Seller shall refund to Purchaser an amount equal to the Purchase Price, in accordance with the provisions of Section 1.2(b) of the Share Purchase Agreement.
E.	The Parties wish to amend certain provisions of the Share Purchase Agreement on the terms set forth herein, by entering into this amendment to the Share Purchase Agreement (the “Amendment”).

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

Article I
Definitions and Principles of Interpretation

1.1              Definitions

Capitalized terms used but not defined herein shall have the meaning set forth in the Share Purchase Agreement.

1.2              Principles of interpretation

(a)               The numbering of each article, section, paragraph, schedule, annex or exhibit of the Share Purchase Agreement shall not be affected by any of the amendments contained in the Amendment.

(b)               Any reference to the “date hereof” or “date of this Agreement” in the Share Purchase Agreement shall be read as January 7, 2021.

(c)               From and after the date of this Amendment, any reference to the Share Purchase Agreement shall be deemed to be a reference to the Share Purchase Agreement as amended by this Amendment.

Article II
Amendments

2.1              Amendments to Section 1 of the Share Purchase Agreement

The Parties hereby agree to amend Section 1 of the Share Purchase Agreement (Sale of Shares) as follows:

(a)               In Section 1.1 of Share Purchase Agreement (Purchase Price), the defined term “Purchased Shares” shall be amended to be equal to 7,474,829 TEN Shares and the defined term “Purchase Price” shall be amended to be equal to $100,000,000. Therefore, Section 1.1 of Share Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“1.1 Purchase Price. Upon the terms and subject to the conditions of this Agreement, Purchaser hereby purchases from Seller, and Seller hereby sells, assigns and transfers to Purchaser, 7,474,829 TEN Shares (the “Purchased Shares”). The total consideration for the sale of all the Purchased Shares shall be equal to $100,000,000 (the “Purchase Price”), corresponding to a consideration for each Purchase Share equal to $13.3782 (the “Price per Share”).

Seller shall transfer to Purchaser the Purchased Shares on the first business day after the end of the thirty (30) consecutive trading day-period beginning on the first trading day after the Distribution Date (the such period, the “WVAP Period” and such business day, the “Share Transfer Date”). ”.

(b)               As Purchaser already paid to Seller, on February 25, 2021 (the “Purchase Date”), $200,000,000, in consideration for the sale of a number of TEN Shares that should have been equal, in the absence of the Amendment, to the Purchased Shares (as such term was defined in the Share Purchase Agreement, without giving effect to the Amendment), the Parties agree and acknowledge that, notwithstanding any provisions to the contrary in the Share Purchase Agreement:

(i)	the Purchase Price has already been paid as of the Purchase Date and Seller hereby acknowledges receipt of the Purchase Price; and
(ii)	Seller shall repay to Purchaser, at the latest on the thirty fifth (35th) trading day after the Distribution Date (being April 8, 2021), an amount equal to the excess of $200,000,000 over the Purchase Price (i.e., $100,000,000), by wire transfer of immediately available funds to the bank account whose details are set forth in Appendix A.

(c)               The Parties agree that the provisions of Section 1.2 of the Share Purchase Agreement (TEN Share Adjustments) shall not apply.

2.2              Amendment to Section 7.9 of the Share Purchase Agreement

The Parties hereby agree to amend Section 7.9 of the Share Purchase Agreement (Further Assurances) to refer to the short form share purchase agreement (acte réitératif), in the French language, relating to the acquisition of the Purchased Shares to be entered into between Seller and Purchaser for tax registration purposes, as follows:

“7.9 Further Assurances. The Parties agree to execute and deliver to each other such other documents and to do such other acts and things, all as the other Parties may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement (including, without limitation, the share purchase agreement (acte réitératif), in the French language, relating to the acquisition of the Purchased Shares to be entered into between Seller and Purchaser for tax registration purposes).”.

2.3 Addition of Section 7.16 to the Share Purchase Agreement

The Parties hereby agree to add the following Section 7.16 to the Share Purchase Agreement

“7.16 Relationship Agreement. The Parties agree that the Relationship Agreement remains in full force and effect, subject to its terms.

Article III
Representations and Warranties

The Parties hereby agree that the representations and warranties set forth in Section 2 of the Share Purchase Agreement (Representations and Warranties of Seller) and Section 3 of the Share Purchase Agreement (Representations and Warranties of Purchaser) are hereby incorporated by reference into the Amendment as if such representations and warranties are made as of the date of the Amendment.

Article IV
MISCELLANEOUS

4.1              No other amendment

The Parties acknowledge and agree that all the provisions of the Share Purchase Agreement not expressly amended pursuant to this Amendment shall continue to be valid and binding on the Parties, in full force and effect, and shall not be deemed to have been amended, waived, deleted or affected in any manner whatsoever by this Amendment.

4.2              Incorporation by reference

The provisions of Section 7 of the Share Purchase Agreement (Miscellaneous) are incorporated herein by reference and shall apply to the terms and provisions of this Amendment and the Parties mutatis mutandis.

[Signature Pages Follow.]

In witness whereof, each of the Parties has executed this Agreement as of March 31, 2021.

Seller:

TECHNIPFMC PLC

By:	/s/ Alf Melin
Name:	Alf Melin
Title:	Executive Vice President and Chief Financial Officer

In witness whereof, each of the Parties has executed this Agreement as of March 31, 2021.

Purchaser:

BPIFRANCE PARTICIPATIONS S.A.

By:	/s/ Arnaud Caudoux
Name:	Arnaud Caudoux
Title:	Deputy CEO

[Signature Page to Amendment to the Share Purchase Agreement]